SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
INTERMOUNTAIN COMMUNITY BANCORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Intermountain Community Bancorp
414 Church Street
Sandpoint, Idaho 83864
March 20, 2009
     To the Shareholders of Intermountain Community Bancorp:
     We cordially invite you to attend the 2009 Annual Shareholders Meeting of Intermountain Community Bancorp to be held on Wednesday, April 29, 2009 at 10 a.m. at the Sandpoint Center, located at 414 Church Street, Sandpoint, Idaho.
     Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. We encourage you to promptly complete and return the enclosed proxy card or vote by Internet or telephone, as specified in your proxy card; if you attend the meeting in person, you may withdraw your proxy and vote your shares.
     Further information regarding voting rights and the business to be transacted at the annual meeting is included in the accompanying Proxy Statement. Your continued interest in and support of Intermountain Community Bancorp is truly appreciated.

Sincerely,
/s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer

INTERMOUNTAIN COMMUNITY BANCORP
414 Church Street
Sandpoint, Idaho 83864
(208) 263-0505
Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. on Wednesday, April 29, 2009

PLACE	Sandpoint Center, 414 Church Street, Sandpoint, Idaho

ITEMS OF BUSINESS	(1)	To elect four directors to a three-year term.

	(2)	To consider and approve an advisory (non-binding) vote on executive compensation, as disclosed in the proxy statement.

	(3)	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for Intermountain Community Bancorp for 2009.

	(4)	To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on February 27, 2009.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.
Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.
Registered holders may vote:
➢	By Internet: go to www.proxyvote.com

➢	By Phone: call toll-free 1-800-690-6903

➢	By Mail: mark, sign, date and mail your proxy card
Beneficial Holders: If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.
By Order of the Board

/s/ Dale Schuman	/s/ Curt Hecker

Dale Schuman Corporate Secretary	Curt Hecker President and Chief Executive Officer
This proxy statement and the accompanying proxy card are being distributed on or about
March 20, 2009

 i

ii

PROXY STATEMENT
For Annual Meeting of Shareholders
to be held on April 29, 2009
INFORMATION ABOUT THE MEETING
     Important Notice Regarding the Availability of Proxy Materials for the 2009 Shareholder Meeting:
A copy of this Proxy Statement, the Annual Report to Shareholders and the Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.panhandlebank.com.
General
     Meeting Information. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 20, 2009, for use in connection with the Annual Meeting of Shareholders of Intermountain Community Bancorp (“Intermountain” or the “Company”) to be held on Wednesday, April 29, 2009.
     Shares Entitled to Vote at the Annual Meeting. Holders of shares of Intermountain common stock as of the record date (see below) are entitled to vote at the Annual Meeting. No other Intermountain securities are entitled to vote at the Annual Meeting, including but not limited to our outstanding Series A Preferred Stock. References in this proxy statement to “shareholders” and “shares” in the context of matters to be voted upon at and the solicitation of proxies for the annual meeting refer to holders of Intermountain common stock and shares of Intermountain common stock, respectively.
     Distribution of Proxy Materials. In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may now furnish proxy materials including this Proxy Statement, the proxy card, the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2008 to our shareholders by providing access to such documents on the Internet.
     In that regard, shareholders who beneficially hold shares in “street name” will not receive printed copies of the proxy materials unless requested. Instead, the Notice of Internet Availability of Proxy Materials (“Notice”) previously distributed to these shareholders instructs shareholders as to how they may access and review all of the proxy materials. The Notice also instructs shareholders how to submit a proxy through the Internet. If you would like to receive a paper copy or e-mail copy of your proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.
     If you are a shareholder of record, you will receive a paper copy of the proxy materials in the mail. However, instead of receiving paper copies of future proxy materials in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you as well as conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the proxy materials are available on the Internet, and you can easily submit your shareholder vote online. If you are a shareholder of record, you may enroll in the electronic delivery service by voting on the Internet and following the enrollment instructions after selecting “electronic delivery.”
     Solicitation of Proxies. The Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors, officers and by employees of our subsidiary bank, Panhandle State Bank. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview. We also may reimburse brokerage firms, custodians and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.
     Record Date. If you were a shareholder on February 27, 2009 (the “Record Date”), you are entitled to vote at the annual meeting. There were approximately 8,441,653 shares of common stock issued and outstanding on the Record Date.
     Quorum. The quorum requirement for holding the annual meeting and transacting business is a majority of the shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
Business of the Meeting
     The matters that are being presented for consideration by our shareholders at the annual meeting are the (i) election of directors; (ii) approval of an advisory (non-binding) vote on executive compensation; and (iii) ratification of the appointment of our independent public accountants for 2009.
Voting Requirement to Approve Matters Presented
     Election of Directors. The four nominees for election as directors at the annual meeting with three-year terms to expire in 2012 who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
     Advisory (non-binding) Vote on Executive Compensation. To consider and approve in an advisory (non-binding) vote, the compensation of executives as described in the Compensation Discussion & Analysis, and the tabular and narrative disclosure in this proxy statement. The advisory (non-binding) vote on executive compensation requires the affirmative vote FOR the proposal by holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal. You may vote for, against or abstain from approving the advisory (non-binding) vote on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the votes.
     Ratification of the Appointment of Independent Accountants. The proposal to ratify the appointment of Intermountain’s independent registered public accounting firm for 2009 requires the affirmative vote FOR the proposal by holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal. You may vote for, against or abstain from the ratification of the independent public accountants. Abstentions and broker non-votes will have no effect on the outcome of the votes.
     Voting and Revocation of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement, FOR the approval of the advisory (non-binding) vote on executive compensation and FOR the ratification of the independent registered public accounting firm. Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the annual meeting before the shareholder vote is taken. Shareholders of record are entitled to one vote per share on the proposals.
     Voting of Proxies by Shareholders of Record and by Beneficial Owners. Holders of approximately 54% of the outstanding shares of Intermountain common stock hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
     Shareholders of Record. If your shares are registered directly in your name with Intermountain’s transfer agent, American Stock Transfer and Trust, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by Intermountain through Broadridge Financial Solutions, Inc. As the shareholder of record, you have the right to grant your voting proxy directly to Intermountain or to vote in person at the annual meeting. Intermountain has enclosed a proxy card for you to use. For instructions on voting by telephone or Internet please refer to your proxy card.
     Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and you will receive a Notice of Internet Availability of Proxy Materials (“Notice”) from your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. The Notice will explain how you may direct your vote and if desired, how you may obtain copies of the proxy statement.
     Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals. A “broker non-vote” occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the proposal is not routine and the broker therefore lacks discretionary authority to vote the shares, and (2) the beneficial owner does not submit voting instructions to the broker.
Voting in Person at the Annual Meeting
     You may vote your shares either in person at the annual meeting or by proxy. To vote by proxy, you should mark, date, sign and mail your proxy card in the envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
     Telephone Voting. You may grant a proxy to vote your shares by telephone by calling 1-800-690-6903. Please see the instructions on your proxy card.
     Internet Voting. You may also grant a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly.
     For shares registered in your name. As a shareholder of record, you may go to www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.
     For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card.
     A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or accessing the website as shown on the instruction form received from your broker or bank. In addition, if your shares are held in street name, the Notice sent to you will include instructions on voting by the Internet.
     General information for all shares voted via the Internet or by phone. We must receive Internet or telephone votes by 11:59 p.m. on April 28, 2009. Submitting your proxy via the Internet or by phone will not affect your right to vote in person should you decide to attend the annual meeting.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
General
     Our Articles of Incorporation and Bylaws allow the Board to set the number of directors on the Board within a range of five to fifteen. The Articles also authorize the Board to fill vacancies that occur on the Board, including vacancies that are a result of increasing the number of directors. The Board has set the number of directors at eleven. Information regarding the directors’ backgrounds and qualifications is set forth below under each of their biographical summaries.
     Directors are elected for terms of three years or until their successors are elected and qualified. Our Articles of Incorporation provide for staggered terms, with approximately one-third of the directors elected each year. Our Articles of Incorporation require that our classes of directors be of as near-equal size as possible.
     Our Nominating/Corporate Governance Committee has recommended, and the Board has nominated, Ford Elsaesser, Curt Hecker, Michael J. Romine and Jerry Smith for election as directors for three-year terms to expire at the 2012 annual meeting of shareholders. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee. We are not aware of any nominee who will be unable to or refuses to serve as a director.
Vote Required
     The four nominees for election as directors at the annual meeting with three-year terms to expire in 2012 who receive the highest number of affirmative votes will be elected.
     The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.
INFORMATION WITH RESPECT TO NOMINEES
AND OTHER DIRECTORS
     The following tables set forth certain information with respect to the director nominees and the other continuing directors.
Director Nominees

	Age as of
Name	2/15/09	Primary Occupation

Terms To Expire 2012

Ford Elsaesser	57	Attorney — Firm of Elsaesser, Jarzabek, Anderson, Marks, Elliott and McHugh

Curt Hecker	48	President & CEO of Intermountain; CEO of Panhandle State Bank

Michael J. Romine	68	Retired; Former Vice President & CFO of Inland Northwest Distributing, Inc.

	Age as of
Name	2/15/09	Primary Occupation

Jerry Smith	52	President of Panhandle State Bank; Executive Vice President of Intermountain

Continuing Directors

Terms Expiring 2010

James T. Diehl	54	Attorney — Firm of J.T. Diehl

John B. Parker	75	Retired Auto Dealer

Jim Patrick	63	Farm Owner/Operator; Idaho State Legislator

Terms Expiring 2011

Charles L. Bauer	74	Retired; Former President of Panhandle State Bank

Maggie Y. Lyons	51	Plan Administrator and Trustee for Metropolitan Creditors’ Trusts

Ronald Jones	53	Chief Financial Officer of Ecolotree, Inc; Farm Owner/Operator

Barbara Strickfaden	69	Retired; Former President and CEO of the Idaho Bankers Association
Background of Nominees and Continuing Directors
     The business experience of each of the directors for the past five years is described below. Directors of Intermountain also serve as directors of Panhandle State Bank. Six of the directors (Messrs. Bauer, Diehl, Elsaesser, Hecker, Parker and Romine) have been directors of Intermountain since the Company’s inception in 1997.
Director Nominees
     Ford Elsaesser has been a director of Intermountain since 1997 and of Panhandle State Bank since 1992. Mr. Elsaesser is an attorney and has been with the law firm of Elsaesser, Jarzabek, Anderson, Marks, Elliott and McHugh since 1980. From 1977 to 1980, Mr. Elsaesser was with the law firm of Cooke & Lamanna.
     Curt Hecker has been a director and Intermountain’s President and Chief Executive Officer since its inception. Mr. Hecker was hired in 1995 as an Executive Vice President of Panhandle State Bank. He has served as Chief Executive Officer and director of Panhandle State Bank since 1996. From 1996 until 2001, Mr. Hecker also served as Panhandle State Bank’s President. Mr. Hecker also serves as a member of the Board of Directors of Coldwater Creek, Inc.
     Michael J. Romine has been a director of Intermountain since 1997 and Panhandle State Bank since 1980. Mr. Romine served as the Vice President and Chief Financial Officer of Inland Northwest Distributing, Inc. from 1992 until his retirement in 2007.
     Jerry Smith has been a director of Intermountain and Panhandle State Bank since 2000. Mr. Smith joined Panhandle State Bank in 1999 as President of Intermountain Community Bank, a division of Panhandle State Bank. Since 2001, Mr. Smith has served as President of Panhandle State Bank and Executive Vice President of Intermountain. Mr. Smith has 30 years of banking experience, beginning with Idaho First National Bank in 1979.

Continuing Directors
     Charles L. Bauer has been a director of Intermountain since 1997 and of Panhandle State Bank since 1985. Mr. Bauer served as President of Panhandle State Bank from 1985 to his retirement in 1996.
     James T. Diehl has served as Vice Chairman of the Board of Intermountain since its formation in 1997. Mr. Diehl has been a director of Panhandle State Bank since 1990 and has served as Vice Chairman of the Board of Panhandle State Bank since 2001. He is an attorney and has been the sole proprietor of the law firm of J. T. Diehl since 1987.
     Maggie Y. Lyons has been a director of Intermountain and Panhandle State Bank since 2001. Ms. Lyons is currently the sole officer and director of Metropolitan Mortgage and Securities, Inc. and Summit Securities, Inc., and Plan Administrator and Trustee of Metropolitan and Summit Creditors’ Trusts. From July 2004 until February 2006, Ms. Lyons served as the Chief Financial Officer and acting Chief Executive Officer for Metropolitan Mortgage and Securities, and President and Principal Financial Officer of Summit Securities, both located in Spokane, Washington and both of which are in Chapter 11 proceedings. Ms. Lyons was appointed to these positions in July 2004 by the Eastern District of Washington Bankruptcy Court. Ms. Lyons is a Certified Public Accountant and Microsoft Certified Systems Engineer and provided business consulting services prior to working on the Metropolitan and Summit bankruptcy cases.
     Ronald Jones was appointed to the Intermountain Board in November 2004, following Intermountain’s merger with Snake River Bancorp, Inc./Magic Valley Bank. Mr. Jones served as Chairman of Magic Valley Bank from its opening in 1997 until April 2004. From 2002 until the merger with Intermountain, Mr. Jones served as corporate secretary of Snake River Bancorp, Inc. Mr. Jones has farmed south of Twin Falls, Idaho, since 1978. Since 2002, he has been Chief Financial Officer of Ecolotree Inc., a privately held Iowa engineering company. Ecolotree uses trees in patented processes to remediate environmental contamination and to cap landfills.
     John B. Parker has served as Chairman of the Board of Intermountain since its formation in 1997, and has been a director of Panhandle State Bank since 1980 and Chairman of the Board of Panhandle State Bank since 1995. Mr. Parker began his career as an auto dealer in Sandpoint in 1957, and retired in June 1999 from Taylor-Parker Motor Company as general manager.
     Jim Patrick was appointed to the Intermountain Board in November 2004, following Intermountain’s merger with Snake River Bancorp, Inc./Magic Valley Bank. Mr. Patrick was a founding director of Magic Valley Bank, and he served on the Snake River Bancorp, Inc. Board from the company’s formation in 2002 until its merger with Intermountain. Mr. Patrick has been the owner/operator of a farm in south central Idaho since 1972 and has served on the boards of various state and national farm organizations. In 2006, Mr. Patrick was elected and continues to serve in the Idaho State Legislature as Representative for District 23.
     Barbara Strickfaden joined the boards of Intermountain and Panhandle State Bank in February 2004. Mrs. Strickfaden retired in January 2004 after serving as President and CEO of the Idaho Bankers Association since 1992. In 1998/1999 she chaired the State Associations Division of the American Bankers Association and served on the Board of Directors of the American Bankers Association.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The Board of Directors is committed to good business practices, transparency in financial reporting and strong corporate governance. Intermountain operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Board regularly monitor developments in the area of corporate governance, and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.
Code of Ethics
     The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, as well as to directors and all other employees of the Company and Panhandle State Bank and its divisions.
     You can access the Company’s current Code of Ethics, as well as our Audit, Compensation and Nominating/Corporate Governance Committee charters by visiting one of our subsidiary websites (www.panhandlebank.com, www.magicvalleybank.com, or www.intermountainbank.com) and clicking on the Governance Documents link under Investor Relations, or by writing to: Intermountain Community Bancorp, c/o the Corporate Secretary, P. O. Box 967, Sandpoint, Idaho 83864.
Director Independence
     The Board has analyzed the independence of each director and nominee and has determined that each of the following members of the Board meets the applicable laws and listing standards regarding “independence” as defined by the Nasdaq listing standards and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending arrangements with the directors, each of which were made on the same terms as comparable transactions made with persons unaffiliated with the Company. Such arrangements are discussed in detail in the section entitled “Transactions with Management.”
     Based on these standards, the Board determined that each of the following current non-employee directors is independent and has no other relationship with Intermountain, except as a director and shareholder:

Charles L. Bauer	John B. Parker
James T. Diehl	Michael J. Romine
Ford Elsaesser	Barbara Strickfaden
Maggie Y. Lyons
     In addition, based on such standards, the Board determined that Curt Hecker, the President and Chief Executive Officer of Intermountain, and Jerry Smith, the Executive Vice President of Intermountain and President of Panhandle State Bank, are not independent because they are executive officers of Intermountain. The Board further determined that Ronald Jones and Jim Patrick, each of whom was a director of Snake River Bancorp, Inc. and Magic Valley Bank, do not meet the independence standards of Nasdaq as a result of their involvement in a transaction between Intermountain, Snake River Bancorp, Inc. and Magic Valley Bank that closed on January 5, 2007.
Shareholder Communications with the Board of Directors
     The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Intermountain Community Bancorp, P. O. Box 967, Sandpoint, Idaho 83864. A copy of such written communication will also be sent to our Chief Executive Officer. If the Chairman and the Chief Executive Officer determine that such communications are relevant to and consistent with our operations and policies, such communications will be forwarded to the entire Board for review and consideration.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors met 11 times during the fiscal year ended December 31, 2008. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served. We encourage, but do not require, directors to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting except for Barbara Strickfaden. In 2008, our independent directors met seven times without management present.
     The Board of Directors has established, among others, an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. In addition, Panhandle State Bank, Intermountain’s wholly owned subsidiary, has various committees on which directors serve, including the Loan, Compliance, and Technology Committees.
     The following table shows the membership of certain committees of the Board during 2008.
Committee Membership

Name	Audit	Compensation	Nominating
Charles L. Bauer	☑	☑	☑
James T. Diehl	☐	☑*	☐
Ford Elsaesser	☐	☑	☑
Maggie Y. Lyons	☑	☐	☐
John B. Parker	☑	☑	☑
Michael J. Romine	☑*	☑	☐
Barbara Strickfaden	☐	☐	☑*

*	Committee Chair
     Audit Committee. During 2008, the Audit Committee was comprised of four directors, each of whom was considered “independent” as defined by the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules. The Board has determined that Michael J. Romine meets the definition of “audit committee financial expert” as defined by rules adopted by the SEC under the Sarbanes-Oxley Act of 2002 (“Sarbanes Act”).
     The Committee operates under a formal written charter, a copy of which is available on our website. As part of its periodic review of audit committee-related matters, the Audit Committee receives updates on relevant legal and regulatory requirements, including under the Sarbanes Act and SEC rules as revised from time to time. Even though our stock is not currently listed on Nasdaq, the Audit Committee has also considered the corporate governance listing standards of Nasdaq in reviewing and updating its charter including with respect to committee membership. The Audit Committee held 12 meetings during 2008.
     The Audit Committee is responsible for the oversight of the quality and integrity of Intermountain’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. It is the responsibility of management to prepare our financial statements and to maintain internal controls over the financial reporting process. In discharging its duties, the Audit Committee, among other things:
•	Has the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	Reviews and approves the engagement of our independent auditors to perform audit and non-audit services, and fees related to these services;

•	Meets independently with our internal auditing department, independent auditors and senior management;

•	Reviews the integrity of our financial reporting process;

•	Reviews our financial reports and disclosures submitted to bank regulatory authorities;

•	Maintains procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	Reviews and has the authority to approve related person transactions.
     Compensation Committee. During 2008, the Compensation Committee was comprised of five directors, each of whom satisfies independence criteria under the Nasdaq listing standards and applicable rules of the SEC and IRS. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. The Committee will periodically retain an independent outside human resources consulting firm to assist the Committee in its deliberations regarding executive compensation for the Chief Executive Officer and other key executives. The most recent outside review was conducted by RSM McGladrey in 2005. For 2008, in addition to the RSM McGladrey report, the Committee reviewed the annual Moss Adams Bankers Compensation Survey, the Milliman Northwest Financial Industry Survey, and other public information relating to other financial institutions when determining executive compensation. In addition to the process and procedures discussed above, in determining compensation for the other key executives, the Committee also takes into account the recommendations of the Chief Executive Officer.
     In addition the Committee:
•	Recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	Reviews general compensation and employee benefit plans for all employees; and

•	Makes determinations in connection with compensation matters as may be necessary or advisable.
     The Compensation Committee operates under a formal written charter, a copy of which is available on our website. The Compensation Committee met five times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board stock option or restricted stock awards for executive officers.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee (“Nominating Committee”) is comprised of four directors, each of whom is considered “independent” as defined by the Nasdaq listing standards. The Committee is responsible for recommending a slate of directors for election at Intermountain’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; (ii) determining Board and Committee compensation; and (iii) developing and reviewing corporate governance principles applicable to Intermountain and its subsidiaries. The Committee operates under a formal written charter, a copy of which is available on our website. The committee met five times during 2008.
     The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. We do not anticipate that the Committee will adopt specific minimum qualifications for Committee-recommended nominees, but that the Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, managerial, financial, technological or other expertise, as well as geographical representation of the Company’s market areas.
     The Corporate Governance Guidelines require that within 12 months of commencing service as a director, and continuing thereafter while serving as a director, each director of Intermountain and each director of Panhandle State Bank shall own shares of Intermountain common stock having a book value of at least $500. All directors have met this stock ownership requirement.
Report of Audit Committee
     The Audit Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Audit Committee operates under a written charter that is reviewed annually by the Board of Directors and complies with all current regulatory requirements. Our agendas are controlled by the Committee Chair. The Audit Committee met 12 times during the year.
     The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibilities relating to our corporate accounting and reporting practices, and the quality and integrity of our financial reports. The purpose of the Committee is to serve as an independent and objective party to monitor our financial reporting process and internal control system, review and appraise the audit effort of our independent accountants and internal auditing department, and maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.
     The Audit Committee is responsible for assuring the independence of the independent auditor and for retention, supervision and termination of the independent auditor. The independent auditor reports directly to the Audit Committee. The Committee has established a policy for approval of non-audit related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to Intermountain, as prescribed by the Sarbanes Act. As a result, payment amounts are limited and non-audit related engagements must be approved in advance by the Committee. The Audit Committee determines the extent of funding that we must provide to it, and has determined that such amounts are sufficient to carry out its duties.
     Management has the primary responsibility for our financial statements and reporting process, including the system of internal controls and reporting. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of our financial reporting process and system of internal controls and monitors the independence and performance of our independent auditors and internal auditors.
     With respect to the year ended December 31, 2008, in addition to its other work, the Committee:
•	Reviewed and discussed with management the audited consolidated financial statements of Intermountain as of and for the year ended December 31, 2008;

•	Reviewed and discussed with management the results of management’s assessment of the Company’s internal control over financial reporting;

•	Discussed with BDO Seidman, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of our financial statements;
•	Received from BDO Seidman, LLP, written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, discussed with the auditors the firm’s independence, and determined that the provision of non-audit services was compatible with maintaining auditor independence; and

•	Discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examination, their evaluations of our internal controls and the overall quality of our financial reporting.
     The Committee recommended, based on the review and discussion summarized above, that the Board of Directors include the audited consolidated financial statements in Intermountain’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee also appointed and recommended to the Board for approval and ratification the retention of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2009. The Board has approved and ratified the appointment.
2008 Audit Committee Members

Michael J. Romine (Chairperson) * Charles L. Bauer * Maggie Y. Lyons * John B. Parker
DIRECTOR COMPENSATION
     All directors, including those who are Company employees, receive fees for their service on the Board of Directors. We review the level of compensation of our directors on an annual basis. To determine the appropriate level of compensation for our directors, we obtain information from a number of different sources, including publicly available data describing director compensation in peer companies and information obtained directly from other companies.
     Non-employee directors have historically received a mix of cash and equity-based compensation. In particular, non-employee directors receive an annual cash retainer based on the chairmanship of the Board and its committees. In addition to the retainer, we pay per meeting fees for each meeting attended, whether in person or by phone. Directors who are employees receive an annual cash retainer and meetings fees but do not receive restricted stock awards for their service as directors.
     The following table reflects the annual retainer and the per meeting fees that were approved by the Nominating/Corporate Governance Committee for payments to directors in 2008.

Committee/Chair	Annual Retainer	Monthly Meeting Fee (1)
Chairman of the Board	$9,760	$2,324
Chair Audit Committee	9,260	1,874
Chair Compensation Committee	8,760	1,824
Chair Loan Committee	8,760	1,824
Chair Compliance Committee	8,760	1,824
Chair Nominating/Corporate Governance Committee	8,760	1,824
Chair Executive Committee	8,260	1,774

Committee/Chair	Annual Retainer	Monthly Meeting Fee (1)
Chair Technology Committee	8,260	1,774
Chair Trust Committee	8,260	1,774
Non-Chair Directors	7,260	1,074
Employee Directors	5,760	924

(1)	Directors will receive twice the per meeting fee for attending a two-day meeting.
     In 2008, non-employee directors also received an annual restricted stock award of 170 shares under our Amended and Restated Director Stock Plan (“Director Plan”). As discussed below, the Director Plan expired and is not expected to be renewed during 2009. The Nominating/Corporate Governance Committee does not anticipate increasing the cash portion of the director fees for 2009.
     The following table shows compensation earned during the last fiscal year by our non-employee directors. The footnotes to the table describe the details of each form of compensation paid to directors.
2008 Director Compensation Table

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Charles L. Bauer	28,824	$2,427	$1,806	$0	$33,057
James T. Diehl	28,824	2,427	1,806	0	33,057
Ford Elsaesser	24,222	2,427	1,806	0	28,455
Ronald Jones	25,996	1,883	12,404	240	40,523
Maggie Y. Lyons	23,352	2,427	1,806	0	27,585
John B. Parker	35,320	2,427	1,806	0	39,553
Jim Patrick	19,074	1,883	12,404	681	34,042
Michael J. Romine	29,878	2,427	1,806	0	34,111
Barbara Strickfaden	28,824	2,427	11,876	0	43,127
Douglas P. Ward *	4,568	0	0	9,746	14,314

*	Mr. Ward retired in April 2008

(1)	Amounts reflect fees paid to directors in the form of an annual retainer and aggregate per-day fees for each Board meeting attended.

(2)	These amounts reflect the total compensation cost recognized for fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), for financial statement reporting purposes for restricted stock granted under the Director Plan. The assumptions used to determine these amounts are discussed in Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“Financial Statements”). The 2008 restricted stock award granted to the non-employee directors on February 28, 2008 had an aggregate grant-date fair value of $22,185, which value was calculated in accordance with FAS 123(R) and determined using a share price of $14.50, the closing price of the Company’s common stock on the grant date as reported on the OTC Bulletin Board. Although each restricted stock award vests in 20% installments on each anniversary of the date of grant, we recognized expense proportionately as if the restricted shares vested monthly rather than annually.

At fiscal year end, each non-employee director held unvested shares of Intermountain common stock granted pursuant to restricted stock awards as follows: Mr. Bauer 523 shares; Mr. Diehl 523 shares; Mr. Elsaesser 523 shares; Mr. Jones 442 shares; Ms. Lyons 523 shares; Mr. Parker 523 shares; Mr. Patrick 442 shares; Mr. Romine 523 shares; and Ms. Strickfaden 523 shares.

(3)	These amounts reflect the total compensation cost recognized for fiscal 2008 in accordance with FAS 123(R), for financial statement reporting purposes for stock options granted under the Director Plan. The assumptions used to determine these amounts are discussed in the Notes to the Financial Statements.

As of December 31, 2008, each non-employee director held in the aggregate outstanding stock option awards (vested and unvested) to purchase shares of Intermountain as follows: Mr. Bauer 364 shares; Mr. Diehl 19,512 shares; Mr. Elsaesser 19,512 shares; Mr. Jones

6,353 shares; Ms. Lyons 545 shares; Mr. Parker 545 shares; Mr. Patrick 6,353 shares; Mr. Romine 19,512 shares; and Ms. Strickfaden 6,353 shares.

(4)	Represents the premiums paid by Intermountain on behalf of Messrs. Jones and Patrick in connection with the split dollar life insurance arrangements described below in the amounts of $240 and $681, respectively, and above-market earnings on non-qualified deferred compensation for Mr. Ward in the amount of $9,746.
     Split Dollar Life Insurance. Ronald Jones and Jim Patrick, the two directors of Intermountain who are former directors of Snake River Bancorp, Inc., are parties to split-dollar life insurance agreements with Magic Valley Bank. Panhandle State Bank has assumed these agreements, which are identical to those with the other former Snake River Bancorp, Inc. directors. Pursuant to the terms of the agreements, (i) Panhandle State Bank is obligated to pay the premiums on a bank-owned life insurance policy; and (ii) beneficiaries of the directors will receive a certain portion of any death benefits upon the death of the directors.
     Amended and Restated Director Stock Plan. Intermountain previously maintained a director stock option plan (the “Director Plan”) for the benefit of non-employee directors, under which we generally made annual stock option grants to non-employee directors on an annual basis during each year prior to 2005. In 2005, shareholders approved amending the plan to provide for the grant of restricted stock awards, and since then we have made annual equity grants to non-employee directors in the form of restricted stock awards. Options and restricted stock awards granted under the Director Plan typically vest over a five-year period in 20% installments beginning on the first anniversary of the date of grant. Stock options granted under the Director Plan have an exercise price equal to the fair market value of our common stock on the date of grant as determined by the Board, and typically expire ten years from the date of grant. Restricted stock awards do not require payment of a cash purchase price for the shares. At December 31, 2008, 62,233 shares remained available for future grant. The Director Plan had a term of ten years. On January 14, 2009, the term of the Director Plan expired, and, upon recommendation of management and approval of the Board of Directors, it was determined that, due to the economic environment, the Board would not seek to implement a new plan at this time and the stock portion of the compensation paid to Intermountain directors would be eliminated for 2009. The compensation received by directors in the form of cash will remain at the current amounts paid in 2008.
     We historically used the closing “bid” price for valuing stock awards and stock options under our respective plans. However, consistent with the executive compensation rules adopted by the SEC, all awards made after December 31, 2006 were granted at the closing “market” price on the date of grant.
EXECUTIVE COMPENSATION
     The following section describes the compensation that Intermountain paid to its Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers in 2008, each of whom is listed in the Summary Compensation Table (the “Named Executive Officers”). This section includes:
•	Compensation Discussion and Analysis (“CD&A”);

•	Report of the Compensation Committee;

•	Detailed tables showing compensation of the Named Executive Officers; and

•	Narrative disclosure about various compensation plans and arrangements and post employment and termination benefits.
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
     We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and that aligns the executive’s interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. We evaluate both performance and compensation to ensure that we are able to attract, retain and motivate executives of superior ability who are critical to our future success. We believe that the majority of each executive’s annual total compensation opportunity should be directly aligned with our performance, and to this end a significant portion of an executive’s compensation should be based on achievement of financial and operational goals and other factors that impact shareholder value. Moreover, compensation opportunities provided to our executive officers must remain competitive relative to the compensation paid to similarly situated executives of peer companies. To accomplish these objectives, we believe executive compensation packages should include both cash and stock-based compensation with both short-term and long-term incentives in order to reward performance as measured against established goals, without creating incentives that are inconsistent with the Company’s risk management policies and practices or that would motivate executives to take unnecessary and excessive risks that may threaten the value of the Company in order to achieve such goals.
     The Compensation Committee and management established 2008 compensation based on established goals. We believe that our compensation programs are balanced, avoid undue risks to the Company, and allow us to retain top quality employees.
     Executive Compensation Considerations Related to TARP. In December 2008, the Company completed raising $27 million in capital by issuing shares of its Series A preferred stock to the Treasury together with a warrant to purchase the Company’s common stock as a voluntary participant in the TARP Capital Purchase Program. As a participant in the TARP, the Company must comply with Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), which requires that participants meet appropriate standards on executive compensation (generally applicable to our Named Executive Officers) so long as the preferred stock the Company issued and sold to Treasury under the TARP continues to be held by the federal government. When deciding to participate in the program, our Board evaluated these requirements and the impact they would have on the Company, and considered them in light of the support this capital would provide to our lending programs.
     As part of the American Recovery and Reinvestment Act (“ARRA”), Congress enacted new and revised executive compensation requirements, some of which may affect the Company, as a participant in the TARP Capital Purchase Program. At this time, we cannot ascertain with certainty all of the specific effects of this new legislation or pending implementing regulations. However, as of the date of this proxy statement, the Company expects the effects of the new regulations to include, but not necessarily be limited to:
o	excluding incentives from compensation programs for covered executives to take unnecessary and excessive risks that threaten the value of the Company;

o	prohibiting severance payments in the event of termination;

o	implementing “clawback” provisions providing for the recovery by the Company of incentive compensation based on materially inaccurate financial or other performance criteria;

o	limiting the Company’s annual tax deduction for each covered executive under Section 162(m) of the Internal Revenue Code to $500,000, including performance-based compensation (currently $1 million, excluding performance-based compensation);

o	prohibiting the Company from paying a bonus, retention award, or incentive compensation other than in the form of restricted stock with a value no greater than one-third of each covered executive’s total annual compensation and that does not fully vest so long as the preferred stock the Company issued and sold to Treasury remains outstanding, subject to certain exceptions for bonus payments under arrangements existing on February 11, 2009;

o	requiring the Company’s board of directors to establish a policy regarding excessive or luxury expenditures;

o	requiring the Company to permit a non-binding shareholder vote on executive compensation (as disclosed in the Company’s proxy statement); and

o	requiring annual reviews and certifications as to compliance with applicable restrictions.
     The Compensation Committee reviews and approves the compensation policies and practices of Intermountain, particularly in respect to executive officers, and other members of senior management. In light of these new requirements governing executive compensation, the Committee has begun a review of existing policies, programs and arrangements and will implement additional or take appropriate steps to modify existing policies, programs and arrangements as necessary to comply with the new regulations, including with respect to 2009 executive compensation. In this regard, in connection with the Company’s issuance and sale of preferred stock and a warrant to purchase shares of common stock to Treasury, each of the Named Executive Officers entered into an agreement with the Company prospectively agreeing to modify their employment and compensation agreements or arrangements as necessary to comply with applicable TARP restrictions.
Administration of Compensation Programs and the Role of Executive Officers
     The Compensation Committee (the “Committee”) of the Board has the responsibility for establishing, maintaining and administering the Company’s compensation programs and employee benefit plans, including reviewing and approving compensation of the Chief Executive Officer and other executive officers. In particular, the Committee determines and approves, or recommends to the entire Board for approval, the base salary, bonus, incentive plans and equity awards for the Chief Executive Officer. Our Chief Executive Officer, with input from our Vice President — Human Resources, makes recommendations to the Committee regarding the base salary, target bonus levels, actual bonus payouts and long-term incentive grants for the remainder of our executive team. The Chief Executive Officer makes these recommendations based in part on periodic performance reviews of each executive officer, as well as data and analysis provided by RSM McGladrey, our compensation consultant (discussed below), and current public information available for similar financial institutions. The Chief Executive Officer is not involved in determining his own compensation package. The Committee has discretion to approve, disapprove or modify recommendations made by our Chief Executive Officer, and then provides a recommendation regarding compensation of our executive team to the Board for its approval.
Overview of Executive Compensation Components
     Our executive compensation program consists of several compensation elements, as illustrated in the table below:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice and experience and tenure of each executive

Short-Term Incentive	Contributions toward the Company’s achievement of specified objectives. Bonuses under this plan are based on net income and average asset growth. Bonuses under the Executive Incentive plan are paid prior to March 15th of the following year	• Provides focus on meeting annual goals that lead to the Company’s long-term success and the creation of shareholder value • Provides annual performance-based cash incentive compensation
• Motivates achievement of critical annual performance metrics

Long-Term Incentive	Restricted Stock Awards and Stock Purchase Bonus Program	The combination of restricted stock awards, the Stock Purchase Bonus Program and the Long-Term Incentive Plan provides a blended focus on

	• Sustained stock price appreciation, thereby aligning executives’ interests with those of shareholders	• Profitability and the creation of shareholder value
	• Continued employment with the Company during a 5-year vesting period with respect to restricted stock awards	• Executive ownership of Company stock
	• Continued employment with the Company during a 3-10 year bonus payout period for purchasing shares under the Stock Purchase Bonus Program	• Retention in a challenging business environment and competitive labor market

Long-Term Incentive Plan

• Based on average asset growth and average annual return on equity
• Continued employment with the Company over a five-year period, consisting of the three-year performance period and two years of vesting following the performance period

Retirement Benefits	• Executive officers are eligible to participate in employee benefit plans available to our eligible employees	• The SCA is designed to make total retirement benefits for certain Named Executive Officers commensurate with those in comparable companies
• The Salary Continuation Agreement (“SCA”) is a nonqualified, noncontributory and unfunded program. The SCA is intended to provide additional retirement benefits to certain Named Executive Officers

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Welfare Benefits	• Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans	These benefits are part of our broad-based total compensation program
• Continuation of welfare benefits may occur as part of severance upon certain terminations of employment

Additional Benefits and Perquisites	• Club memberships • Company provided auto or auto allowance	Provide additional benefits and perquisites commensurate with the competitive market
• Life Insurance & Accidental Death & Dismemberment Coverage
• Short-Term and Long-Term Disability

Change in Control and Termination Benefits	We have change in control agreements with certain officers, including our Named Executive Officers. The agreements provide severance benefits if an officer’s employment is terminated following a change in control.	Change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control. The change in control agreements are described in more detail in the section “Post Employment and Termination Benefits.”
     The use of these programs enables us to carry out our pay for performance philosophy, as well as to strengthen our ability to attract and retain highly qualified executives. This combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention. As noted above, the Company and other TARP participants are awaiting additional regulations and implementation guidance with respect to newly-enacted restrictions on executive compensation for TARP participants. The Committee and executive management have begun a review of the Company’s current compensation programs and when those regulations and guidance are available, the Company will revise its compensation programs and arrangements as necessary to comply with applicable restrictions.
Determination of Appropriate Pay Levels
     In general, we seek to provide competitive pay by targeting the top 25th percentile relative to a peer group for total compensation opportunities, including salary, short-term incentive, remaining stock option vesting, restricted stock awards and long-term incentives. The Committee sets base compensation for its executive officers below the 50th percentile, while targeting equity compensation above the median target range in an effort to attract the most qualified and talented individuals, motivated to achieve higher total percentile compensation by exceeding plan results for financial objectives. The remuneration programs established by the Committee are designed to “pay for performance” and require that executives perform at an exceptional level to achieve maximum awards. Setting short and long term incentive goals that require maximum performance benefit the Company, the shareholders and the executive officers.
     The peer group consists of six publicly traded companies and includes many of the Company’s direct competitors including Cascade Bancorp, Cascade Financial Corporation, Columbia Bancorp, Idaho Independent Bank, Pacific Continental Corporation and Premier West Bancorp (“Peer Group”).
     We compare compensation paid to our Named Executive Officers with compensation paid to executive officers in comparable positions at similar companies. From time to time, the Committee has engaged RSM McGladrey, an outside human resources consulting firm, to conduct reviews of the total compensation program for the Chief Executive Officer and the remainder of our executive team. RSM McGladrey provides the Chief Executive Officer and our Committee with relevant market data and alternatives to consider in structuring executive compensation packages. In addition, the Committee also considers the Moss Adams Bankers Compensation Survey and the Milliman Northwest Financial Industry Salary Survey.

     For 2008, the Company also utilized publicly filed documents of its Peer Group in determining executive compensation.
2008 Base Salary
     Our base salary levels reflect a combination of factors, including competitive pay levels relative to our Peer Group, each executive’s experience and tenure, our overall annual budget for merit increases and net income, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percent of total compensation, however, incentive pay is more heavily weighted in the total compensation package as an effort to retain and motivate the executive group and align their total compensation with the creation of shareholder value.
     As noted above, our compensation philosophy includes setting competitive base salaries for comparable positions at similarly situated companies. Base salary increases for our Named Executive Officers in 2008 were 4%. We established these increases after considering job performance, internal pay alignment and equity and marketplace competitiveness. These increases are consistent with comparative marketplace data and were within our 2008 budget limits for pay increases.
     The Compensation Committee had recommended that our Chief Executive Officer receive an approximately 15.0% increase over 2007, since his base pay is below the Peer Group; however, our Chief Executive Officer declined this increase and accepted a 4% increase.
Short-Term Incentives
     The Executive Incentive Plan is designed to provide our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. We consider a combination of factors in establishing the annual target bonus opportunities for our Named Executive Officers. Budgeted net income and average asset growth are primary factors, as target bonus opportunities are adjusted annually when we set our net income goals for the year. We budget short-term incentive opportunities as a percentage of base compensation.
     For our Named Executive Officers, we set short-term incentive opportunities based on achievement of performance goals relating to net income and average asset growth of the Company; factors which we believe have a strong correlation with shareholder value. The net income goals are set at levels that are intended to reflect improvements in performance over the prior fiscal year and better than average growth within our competitive industry. Our Chief Executive Officer recommends specific performance targets, which the Committee then reviews and approves, rejects or modifies before forwarding its recommendation to the Board for approval.
     In setting target incentive levels for bonus opportunities under the Executive Incentive Plan, we considered the following factors:
•	Competitive market data, defined by the competitive award levels summarized by RSM McGladrey in 2005, the Moss Adams Bankers Compensation Survey, the Milliman Northwest Financial Industry Salary Survey and publicly available information;

•	The officer’s responsibility and individual performance level;

•	The officer’s specific function within the overall organization structure; and

•	The Company’s profitability and general performance (including issues of compliance and safety and soundness) in the preceding year.

     Once performance goals have been set and approved, the Committee then sets a range of short-term bonus opportunities for the executive group.
     2008 Incentive Goals. Target short-term incentive opportunities for 2008 were set as a percentage of each Named Executive Officer’s base salary, and were weighted at 60% net income and 40% average asset growth.
     Actual bonus amounts for 2008 were determined based on relative achievement of the performance goals of net income and average asset growth. The Named Executive Officers were eligible to earn from 0% to 100% of their base pay, with the maximum achievable if the Company achieved the maximum net income and average asset growth targets. No bonus is earned if performance falls below specified net income and average asset growth minimum thresholds. For 2008, the Company’s actual net income and the average asset growth was below the targeted level of $7.2 million and 10.5%, respectively, did not meet the minimum threshold of $6.5 million for net income, but exceeded the minimum threshold of 5.25% for average asset growth, resulting in bonus payments earned by the Named Executive Officers equal to 8% of their respective base pay. However, in light of the current economic environment and the challenges facing the Company and its industry, each of the Named Executive Officers voluntarily elected not to accept their respective bonus for 2008.
     For additional information about the 2008 Executive Incentive plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2008, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our Named Executive Officers for 2008.
Long-Term Incentives
     The Committee believes that a significant portion of executive compensation should be stock-based and therefore directly tied to the performance of the Company’s stock as an additional incentive to create shareholder value. Additionally, the vesting provisions of equity awards act as a retention tool. Accordingly, in 2008, the Committee granted restricted stock awards (“RSAs”) to each of our Named Executive Officers under the Company’s Employee Stock Option and Restricted Stock Award Plan. In addition, in 2006, the Company implemented the 2006-2008 Long-Term Incentive Plan which was approved by shareholders in 2007. The 2006-2008 Long-Term Incentive Plan served as a replacement to our 2003-2005 Long-Term Incentive Plan. As discussed below, no bonuses were awarded under this plan. The Committee believes these compensation measures are effective for aligning executive performance and achievement with shareholder interests, and also contribute to the retention of our executive team. The material terms of the following incentive programs are discussed in the section “Executive Compensation — Incentive and Stock Plans.”
•	Restricted Stock Awards: RSAs are intended to retain key employees and align their interests with shareholders by granting awards of stock that vest over a period of time. RSAs provide the opportunity for capital accumulation and more predictable long-term incentive value, encourage ownership, and result in business decisions that may drive stock price appreciation. RSAs generally are awarded to the Named Executive Officers once a year, at the same time as awards to the other eligible employees. RSAs are shares of Intermountain common stock that are subject to forfeiture restrictions which require that an employee remain with us through each vesting date. RSAs generally vest in 20% installments beginning on the first anniversary from the date of grant. Holders of RSAs have the same rights as a shareholder as to voting and dividend rights. Any unvested RSAs generally are forfeited if the holder terminates employment with the Company. Grants for 2008 to the Named Executive Officers are reflected in the 2008 Grants of Plan Based Awards Table.

•	Stock Purchase Bonus Program: The Stock Purchase Bonus Program is not based on the achievement of specific performance objectives, but rather professional performance generally.

The Board of Directors, or Compensation Committee as appropriate, approves awards under this program on a case-by-case basis. Executives who are invited to and who participate in the program purchase shares of Intermountain stock on the open market pursuant to individual award agreements, and generally receive a bonus equal to 20% of the purchase price of the stock each year over a five-year period following the original purchase date. In certain circumstances, an executive may receive a bonus that exceeds the value of stock required to be purchased under their respective agreement. The Stock Purchase Bonus Program has the additional purpose of encouraging the officers of Intermountain and/or Panhandle State Bank to own Intermountain common stock. Bonuses paid in 2008 under this program are reflected in the “Bonus” column of the Summary Compensation Table.

•	Long-Term Incentive Plans: The Named Executive Officers participated in the 2006-2008 Long-Term Incentive Plan or “LTIP”. Each Named Executive Officer had an opportunity to earn shares of restricted stock as allocated by the Committee subject to the terms of the plan based on average annual return on equity and average asset growth rate targets for the three-year period ended December 31, 2008. Payments under this plan required the Company to meet performance goals relating to the average return on equity and average asset growth rate targets. If these goals had been met, shares would have been issued on January 5, 2009 (following expiration of the performance period), and one-third of such shares would have vested upon grant, with an additional one third vesting on the second and third anniversary of the grant date, subject to continued employment by such Named Executive Officer through each such vesting date. As approved by the Board, allocation of awards under the plan were set at 50% to the Chief Executive Officer, with the remaining 50% to be allocated among the remainder of the executive team based on the Chief Executive Officer’s evaluation of each executive’s performance. At the end of 2008, the minimum threshold for payment under this plan was not met, and therefore, the Company cancelled all accruals and suspended the plan. Accordingly, no payouts will be made under the 2006-2008 LTIP.

The 2003-2005 LTIP is the predecessor to the 2006-2008 LTIP and contained terms substantially similar in framework to the terms of the 2006-2008 LTIP. The Board of Directors originally approved an allocation of shares under this plan of 50% to our Chief Executive Officer and 50% to be divided between the other executives based on their comparative base salaries. Our Chief Executive Officer instead recommended an allocation of 35% to himself and 65% to be divided between the remaining executive team, and this recommendation was approved by the Compensation Committee. Accordingly, Messrs. Hecker, Smith, Wright and Nagel were awarded 33,033, 22,340, 21,395 and 17,621 shares of Intermountain common stock, respectively, as adjusted for stock splits and stock dividends, of which one-third were vested upon grant and the remaining vested in one third increments in January 2007 and January 2008.
     In general, the number of shares of restricted stock awarded to the Named Executive Officers under our long term incentive plan is determined by targeting a value that is above the long-term compensation provided by our Peer Group, as determined by review of public information, annual compensation surveys and periodic consultation with independent consultants. This is in line with our philosophy to target compensation opportunities above the median of our Peer Group through incentive programs that place a significant portion of executive compensation at risk. Determining long-term incentive awards in this manner assists us in achieving our target compensation objectives and is consistent with our total compensation philosophy. The main objectives of the programs are to 1) provide pay-for-performance opportunities and reinforce a high performance culture, 2) align the interests of our executives with our shareholders, and 3) design incentive plans that are simple, straightforward and transparent.
     The Compensation Committee has not adopted a long term incentive program for 2009. The Committee will continue to evaluate the appropriate long-term incentive compensation framework as part of its overall review and analysis of executive compensation, and in light of the current economic environment and evolving regulatory restrictions.
     The Committee has engaged RSM McGladrey from time to time to review competitive long-term incentive grant levels, and we intend to closely monitor our competitive position, program alternatives and the financial implications to the Company. Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal-Year End” tables and the related footnotes for additional information about long-term incentive awards.
Impact of Accounting and Tax Treatment of Compensation
     The Committee and management have considered the accounting and tax impacts of various programs designed to balance the potential cost to the Company with the benefit/value to the executive. With regard to Internal Revenue Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining discretion to compensate executives in a manner commensurate with performance and the competitive market for executive talent. Differences in accounting expense for various forms of equity awards under FAS 123(R) relative to the value of the awards to recipients have not had, and are not expected to have, a material effect on the selection of forms of equity compensation. In addition, the change in control provisions described in the section “Post Employment and Termination Benefits” contemplate that the Company will gross-up the amount of tax due under Internal Revenue Code Section 280G. However, as discussed below, such termination benefits and related gross up payments will be restricted by restrictions applicable to TARP participants. Information relating to the potential payment by the Company under this provision is set forth in the “Post Employment and Termination Benefits” section of the proxy statement.
     As a participant in the TARP Capital Purchase Program, so long as the preferred stock the Company issued and sold to Treasury under the TARP continues to be held by the federal government, compensation paid to executive officers upon termination and the tax deduction available to the Company for compensation paid to certain executives is limited. Specifically, as it relates to tax treatment, the tax deduction previously available to the Company for compensation paid to executives covered by Section 162(m) of the Internal Revenue Code has been reduced from $1 million to $500,000, and the exception for “performance-based” compensation (which previously was not subject to the limit on tax deductible compensation) will no longer apply. A complete discussion regarding the restrictions on executive compensation and related tax consequences is more fully discussed under “Post Employment and Termination Benefits — Restrictions on Compensation and Tax Deduction” section below.
Report of Compensation Committee
     The Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management, and based on that review and discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2008 Annual Report on Form 10-K.
     The Compensation Committee certifies that it has reviewed with the Company’s senior risk officers the incentive compensation arrangements for the Company’s senior executive officers, as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008 and regulations and guidance issued thereunder, and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

2008 Compensation Committee Members
James T. Diehl (Chairperson) * Charles L. Bauer * Ford Elsaesser
John B. Parker * Michael J. Romine
Compensation Tables
     The following table shows compensation paid or accrued for the last fiscal year to the Named Executive Officers.
2008 Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal		($)	($)	($)	($)	($)	($)	($)	Total
Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	(7)(8)	($)
Curt Hecker,	2008	$232,244	$0	$37,649	$0	$0	$32,163	$9,053	$311,109
President and CEO of the	2007	223,000	0	58,389	5,989	58,240	28,577	11,451	385,646
Company and CEO of the Bank	2006	223,924	0	274,239	8,368	108,160	16,460	7,500	638,651
Jerry Smith	2008	198,564	0	28,913	0	0	40,131	10,468	278,076
President of the Bank,	2007	190,615	0	26,781	4,908	49,172	35,657	14,060	321,193
EVP of the Company	2006	181,596	0	72,779	16,856	86,149	20,538	7,500	385,418
Douglas Wright,	2008	175,271	0	27,782	48,288	0	0	11,387	262,728
EVP and Chief Financial	2007	168,529	12,000	26,087	71,460	47,188	0	16,095	341,359
Officer of the Company and the Bank	2006	157,248	12,000	72,553	74,175	81,769	0	7,770	405,515
John Nagel	2008	146,232	0	23,542	27,363	0	0	5,630	202,767
EVP, Chief Credit	2007	140,608	10,000	23,465	38,045	39,370	0	13,050	264,538
Officer of the Bank	2006	135,200	10,000	71,627	42,858	70,304	0	4,400	334,389
Pamela Rasmussen	2008	149,044	41,370	27,688	3,544	0	0	12,701	234,347
EVP, Chief Operating	2007	143,312	44,370	27,476	3,544	40,127	0	9,097	267,926
Officer of the Bank	2006	135,200	14,370	75,638	3,544	70,304	0	7,770	306,826

(1)	Includes directors fees paid during the fiscal year 2008 to Messrs. Hecker and Smith in the amount of $15,924. The amounts for years 2007 and 2006 have also been adjusted from prior year disclosures to include directors fees paid for those years in the amounts of $15,000 and $15,924, respectively.

(2)	Includes bonus amounts that vested under the Stock Purchase Bonus Program and the amount vested under a Retention Bonus Agreement for Ms. Rasmussen. The terms of the Stock Purchase Bonus Program and Ms. Rasmussen’s Retention Bonus Agreement are discussed below.

(3)	Represents the proportionate amount of the total fair value of the stock awards recognized by Intermountain as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123(R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards Table below as well as awards previously granted for which the Company continued to recognize expense in 2008. The assumptions used in determining the grant date fair values of these awards are set forth in footnotes to the Grants of Plan-Based Awards table and in Note 10 to our Financial Statements, which are included in the accompanying Annual Report. The amounts have been adjusted to reflect all stock splits and stock dividends.

(4)	Represents the proportionate amount of the total fair value of the stock options recognized by Intermountain as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these options and the amounts expensed in 2008 were determined in accordance with FAS 123(R). The options for which expense is shown in this table include options previously granted for which the Company continued to recognize expense in 2008. The assumptions used in determining the grant date fair values of these awards are set forth in Note 10 to our Financial Statements, which are included in the accompanying Annual Report. The amounts have been adjusted to reflect all stock splits and stock dividends.

(5)	Although the Company’s performance permitted an 8% bonus payout to each Named Executive Officer under the Executive Incentive Plan for the fiscal year 2008, each elected not to accept a bonus.

(6)	Represents the increase during 2008 in actuarial present values of each Named Executive Officer’s accumulated benefits under the individual Salary Continuation and Split Dollar Agreements.

(7)	Amounts reflect contributions paid by Intermountain or Panhandle State Bank under the 401(k) Savings Plan and Trust (“401(k) Plan”) in the following amounts: Mr. Hecker $5,750, Mr. Smith $8,268, Mr. Wright $6,220, Mr. Nagel $2,925 and Ms. Rasmussen $7,750.

(8)	Represent amounts paid by the Company to the executive in the form of 401(k) matching funds, automobile allowance, club dues and miscellaneous awards.
2008 Grants of Plan-Based Awards
     The following table provides information on the grant of equity and non-equity awards under compensatory plans during 2008.

						All Other	Grant Date
			Estimated Future Payouts			Stock Awards:	Fair Value of
			Under Non-Equity Incentive			Number of	Stock and
			Plan Awards			Shares of Stock	Option
		Grant	Threshold	Target	Maximum	or Units	Awards
Name		Date	($)	($)	($)	(#)	$
Curt Hecker	(1)	2/28/08	$0	$86,528	$173,056	0	$0
	(2)	2/28/08				4,303	62,394
Jerry Smith	(1)	2/28/08	0	73,056	146,112	0	0
	(2)	2/28/08				3,633	52,679
Douglas Wright	(1)	2/28/08	0	70,108	140,217	0	0
	(2)	2/28/08				3,487	50,562
John Nagel	(1)	2/28/08	0	58,493	116,986	0	0
	(2)	2/28/08				2,909	42,181
Pamela Rasmussen	(1)	2/28/08	0	59,618	119,235	0	0
	(2)	2/28/08				2,965	42,993

(1)	Represents threshold, target and maximum payout levels under the Executive Incentive Plan for 2008 performance. No payments were made for 2008 under the Executive Incentive Plan, as discussed in the CD&A and reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Executive Incentive Plan is included in the CD&A and also discussed below.

(2)	Represents a restricted stock award granted under Intermountain’s Employee Stock Option and Restricted Stock Plan that vests in 20% installments, beginning February 28, 2009, and becoming fully vested February 28, 2013.

In accordance with FAS 123(R), the fair market value of the restricted stock award on the date of grant was determined by the Compensation Committee to be the closing market price of Intermountain’s common stock on February 28, 2008 ($14.50). The material terms of the restricted stock award are discussed below.
Incentive and Stock Plans
     General. Intermountain and Panhandle State Bank have implemented three executive incentive and stock programs: the Executive Incentive Plan, Long-Term Incentive Plans (“LTIP’s”) and the Stock Purchase Bonus Program, the material terms of which are summarized below. The objectives of the two incentive programs (the LTIP’s and the Executive Incentive Plan) are to provide the executive officers of Intermountain and Panhandle State Bank with specific performance objectives and goals, and to motivate such executive officers to reach such objectives and goals. The objectives of the Stock Purchase Bonus Program are to encourage executive stock ownership and promote long term retention of executive officers.
     Executive Incentive Plan. The Executive Incentive Plan is designed to provide a cash incentive for management to achieve annual (as opposed to long-term) Company performance goals. The key executives who are eligible to participate in the plan include all of the Named Executive Officers. Under the plan, prior to the beginning of each year, Intermountain’s management selects appropriate performance criteria and develops annual performance goals for Intermountain for approval by the Compensation Committee. The performance criteria for 2008 consisted of net income and average asset growth, with a weighting of 60% net income and 40% average asset growth. With respect to each performance criteria, at least three specific performance measurements are established: (i) a threshold level, the minimum acceptable level of performance below which no incentives will be paid, (ii) a target level, the expected level of performance, and (iii) an outstanding performance level, an exceptional level of performance that will generate maximum performance awards under the plan. Bonuses are calculated as a percentage of each participant’s base salary, with the percentage dependent on which performance level is achieved. If employment is voluntarily (except for retirement) or involuntarily terminated (unless due to a sale transaction, or due to the retirement, death or disability of the participant) during a plan year, the executive’s rights to any incentive award for that plan year will be forfeited. In the event of a sale transaction, as defined in the plan, or in the event of the retirement, death or disability of a participant, a bonus will be paid on a pro rata basis for performance level goals reached for the most recently-completed quarter.
     Long-Term Incentive Plans. The Company believes that it is in the best interest of the Company and our shareholders to balance the compensation of our executive officers between short-term and long-term incentives, to encourage decision-making that will benefit Intermountain in the longer term. To that end, the Company adopted the 2006-2008 LTIP (which was approved by shareholders at the 2007 annual meeting). Prior to that time, the Company had implemented the 2003-2005 LTIP, the terms of which were similar in nature to the 2006-2008 LTIP. The key executives who were eligible to participate in the 2006-2008 LTIP in 2008 included all of the Named Executive Officers. The 2006-2008 LTIP was structured to permit a restricted stock award after the end of the performance period based on a three-year (from 2006 through 2008) running average of Intermountain’s average annual return on equity and average annual net asset growth. In order to be eligible to receive a stock award, the key executives must have been continuously employed by Intermountain or Panhandle State Bank from 2006 through 2008. In addition, to receive the award, they must have been employed by Intermountain or the Bank on the dates in which each portion vested. In the event of an executive’s disability or death or a change in control (as defined), the stock award benefit would vest, on a pro rata basis, through the most recent quarter end. If employment was otherwise voluntarily or involuntarily terminated prior to an executive’s receipt of stock benefits, such executive’s rights to any awards under the plan would automatically be forfeited.
     In 2006, the Company granted restricted stock awards to the Named Executive Officers under the 2003-2005 LTIP based on the achievement of pre-established Company goals. The shares subject to the award vested one-third on March 31, 2006 (the date of grant), January 2, 2007 and January 2, 2008.
     In 2008, it became apparent that due to the downturn in the Company’s financial performance in a worsening economy, the goals established under the 2006-2008 LTIP would not be met. As a result, the Company cancelled all accruals and suspended the plan. The 2006-2008 LTIP has now expired and there will be no payments or benefits payable to the Named Executive Officers under the plan.
     Stock Purchase Bonus Program. The Company has adopted a Stock Purchase Bonus Program for executive officers and other officers of Intermountain and Panhandle State Bank. The program is implemented through the execution of individual stock purchase bonus agreements entered into by Intermountain and the officer. The purpose of the program is to encourage and incent officers of Intermountain and/or Panhandle State Bank to own Company stock, thereby further aligning the interests of management with those of Intermountain’s shareholders. Under the agreement, these officers may purchase on the open market shares of Intermountain common stock. If the officer makes such a purchase within the required time frame, the officer will generally be paid a bonus equal to the lesser of (i) the actual dollar amount paid by the officer for Intermountain shares, including fees and/or commissions; or (ii) the maximum award amount. In certain circumstances, however, the Company may elect to pay a bonus greater than the value of the stock required to be purchased under the agreement in order to provide a supplemental bonus opportunity for retention purposes. The bonus is paid to the officer in either three, five or ten annual installments. In order to receive any payment installment, an officer must be a full-time employee on the date such installment is due and payable; provided, however, that in the event of officer’s disability or death, and in some cases in the event of a change in control of Intermountain (as defined in the agreement), the balance of the bonus will become fully vested and the officer will become eligible to receive a cash payment equal to such remaining bonus.

     Employee Stock Plan. In 2008, Intermountain maintained an Employee Stock Option and Restricted Stock Plan (“Employee Stock Plan”), as amended and approved by the shareholders, that provided for the grant of incentive and non-qualified stock options and restricted stock awards to key officers and employees of Intermountain and/or the Bank. Stock options under the Employee Stock Plan expire ten years from the date of grant, and must have an exercise price of not less than the fair market value of Intermountain stock at the time of grant, as determined by the Board or the Compensation Committee. These awards typically vest over five years in order to motivate long-term performance and to serve as a retention tool for award recipients. At December 31, 2008, the number of shares subject to granted but unexercised options and unvested stock awards, and the number of shares that remained available for grant under the Employee Stock Plan, as adjusted for subsequent stock splits and stock dividends, was 422,049 and 62,298 shares, respectively. The Employee Stock Plan had a term of ten years. On January 14, 2009, the term of the Employee Stock Plan expired, and, upon recommendation of management and approval of the Board of Directors, it was determined that, due to the current economic environment, the Board would not seek to implement a new plan at this time.
2008 Option Exercises and Stock Vested

	Option Awards *		Stock Awards *
	Number of Shares	Value Realized on		Value Realized on
	Acquired on	Exercise	Number of Shares	Vesting
	Exercise	($)	Acquired on Vesting	($)
Name	(#)	(1)	(#)	(2)
Curt Hecker	46,379	$40,735	11,011	$165,165
	78,579	69,016	572	8,294
	0	0	425	4,951
	0	0	605	5,445
Jerry Smith	0	0	7,447	111,705
	0	0	456	6,612
	0	0	338	3,938
	0	0	363	3,267
Douglas Wright	0	0	7,132	106,980
	0	0	433	6,279
	0	0	321	3,740
	0	0	363	3,267
John Nagel	0	0	5,874	88,110
	0	0	372	5,394
	0	0	276	3,215
	0	0	303	2,727
Pamela Rasmussen	0	0	372	5,394
	0	0	708	8,248

*	The numbers have been adjusted to reflect all applicable stock splits and stock dividends

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price (grant price) of the options.

(2)	Value realized represents the fair market value (closing price) of the shares at the time of vesting.

2008 Outstanding Equity Awards at Fiscal Year-End

	Option Awards *			Stock Awards *
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or Units	of Shares or
	Underlying	Underlying			of Stock That	Units of Stock
	Unexercised	Unexercised	Option Exercise		Have Not	That Have Not
	Options	Options	Price	Option	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	($)	Expiration Date	(#)	($)(3)
Curt Hecker	5,760		3.72	01/01/11	9,074	39,926
	3,845		3.72	01/01/11
	1,437		5.51	01/01/13
	5,750		5.51	01/01/13
Jerry Smith	3,384		3.73	06/21/10	7,195	31,658
	9,663		3.73	01/01/11
	3,536		5.51	01/01/13
Douglas Wright	15,263		4.82	05/31/12	6,905	30,382
	17,970		5.51	01/01/13
	3,952		6.12	06/04/13
	13,467	3,630 (1)	4.79	02/03/14
John Nagel	14,494		3.87	05/23/11	5,828	25,643
	3,513		4.16	01/01/12
	5,990		5.51	01/01/13
	10,541		6.12	06/04/13
	7,260	1,815 (1)	4.79	02/02/14
Pamela Rasmussen	726	363 (2)	12.95	11/09/14	6,574	28,926

*	The numbers have been adjusted to reflect all applicable stock splits and stock dividends.

(1)	Stock options vested on February 3, 2009.

(2)	Stock options vest over a five-year period and become fully vested November 9, 2009.

(3)	Based on the closing market price of Intermountain common stock on December 31, 2008 ($4.40).
Post Employment and Termination Benefits
     The following is a discussion regarding the post employment and termination arrangements currently in place for the Named Executive Officers. The amounts stated are based on the maximum amounts that could be paid under these arrangements. As discussed in detail under the section “TARP — Restrictions on Compensation and Tax Deduction” set forth below, compensation paid in the event of termination will be limited under recent and pending legislation and regulations applicable to TARP participants. The specific effects of recent legislation and pending regulations on existing compensation arrangements with the Named Executive Officers are unclear. We have noted below where such effects on amounts required to be reported in the tables cannot be determined until further guidance is provided by Treasury or the SEC. We have also summarized agreement provisions without knowing whether or to what extent payments under the agreements will be permissible.

2008 Pension Benefits

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)
	(1)	(2)	(3)
Curt Hecker	SCA/SDA	7 years	$439,764
Jerry Smith	SCA/SDA	7 years	353,613
Douglas Wright	N/A	N/A	N/A
John Nagel	N/A	N/A	N/A
Pamela Rasmussen	N/A	N/A	N/A

(1)	The terms of the Salary Continuation Agreement and Split Dollar Agreement (SCA/SDA) are described below.

(2)	Under the terms of the SCA/SDA, executives must, in addition to other conditions, be employed with Intermountain through 2012.

(3)	The estimated maximum annual retirement benefit payable under the SCA/SDA for Messrs. Hecker and Smith, payable at age 60 is as follows: Mr. Hecker $148,000 and Mr. Smith $111,000.
     Salary Continuation Agreement and Split Dollar Agreement. Effective January 1, 2002, Panhandle State Bank entered into Salary Continuation Agreements and Split Dollar Agreements with Curt Hecker and Jerry Smith. Each of these agreements was amended and restated on January 1, 2008. The purpose of these agreements is to provide Mr. Hecker and Mr. Smith with additional retirement benefits. The agreements are unsecured and unfunded and there are no plan assets. Panhandle State Bank has purchased a single premium bank owned life insurance policy (“BOLI policy”) on the lives of Mr. Hecker and Mr. Smith and intends to use income from the BOLI policy to offset benefit expenses. All amounts below have been rounded up to the nearest thousand dollars.
     Upon reaching age 60 the salary continuation agreements provide for maximum annual payments to Mr. Hecker and Mr. Smith of $148,000 and $111,000, respectively, for a period of ten years. So long as Mr. Hecker and Mr. Smith remain employed by Panhandle State Bank until January 1, 2012, in the event that the employment of Mr. Hecker or Mr. Smith terminates for any reason and such individual is less than 60 years of age as of such termination (other than for death, disability, for cause or in connection with a change in control, as each term is defined in their respective salary continuation agreements), then Mr. Hecker would receive annual payments ranging from $85,000 to $148,000, and Mr. Smith would receive annual payments ranging from $81,000 to $111,000, depending on the date of their respective termination, during each of the 10 years beginning at age 60. If Mr. Hecker’s or Mr. Smith’s employment is terminated because of disability before the age of 60, each will receive an annual payment ranging from $54,000 to $148,000 (in the case of Mr. Hecker) and $52,000 to $111,000 (in the case of Mr. Smith), depending on the date of disability, during each of the 10 years beginning at age 60. Finally, if Mr. Hecker’s or Mr. Smith’s employment is terminated in connection with a change in control (so long as they are not terminated for cause, as defined), Mr. Hecker and Mr. Smith will be entitled to a lump sum payment of $493,000 to $1,110,000 (in the case of Mr. Hecker) and $485,000 to $834,000 (in the case of Mr. Smith), depending upon the date of the change in control. Furthermore, if Mr. Hecker or Mr. Smith is subject to any excise tax as a result of an acceleration of their respective benefits under his agreement in the event of a change in control, Mr. Hecker and Mr. Smith will receive a cash payment equal to the amount of their respective excise tax.
     Under the salary continuation agreement and the split dollar agreement, Mr. Hecker’s estate will receive a one-time payment of $1,110,000 if Mr. Hecker dies before the age of 60, provided that Panhandle State Bank employed him at the time of death; and, subject to the same conditions, Mr. Smith’s estate will receive a one time payment of $834,000. The Bank will be the beneficiary of any death proceeds remaining after Mr. Hecker’s or Mr. Smith’s interest has been paid to their respective estates.
Curt Hecker Employment Agreement
     Mr. Hecker serves as President and Chief Executive Officer of Intermountain and Chief Executive Officer of Panhandle State Bank under the terms of an employment agreement that was amended and restated effective January 1, 2008 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Internal Revenue Code (the “Code”). The agreement renews automatically for a new three-year term on January 1, 2011, unless earlier cancelled by the Board. The Compensation Committee set Mr. Hecker’s annual salary for 2008 at $216,320. The agreement grants Mr. Hecker four weeks of paid vacation annually and miscellaneous fringe benefits, including use of an automobile, as well as his eligibility to participate in incentive and stock plans made available to executive officers.
     If Mr. Hecker’s employment terminates involuntarily without cause or if he voluntarily terminates for any reason, he will be entitled to severance in an amount calculated at twice the average of his annual base salary over the two most recent calendar years payable in one lump sum on the first day of the seventh month after the month following termination. But if Mr. Hecker’s employment terminates involuntarily (i) other than for cause, disability, retirement or death within 24 months after a change in control, or (ii) within the period between the date of entering into a definitive agreement and the effective date of the change in control, or (iii) if he terminates for good reason (as defined in the agreement), his severance would instead be calculated at twice the sum of his average annual base salary and short-term bonus over the two preceding years. The difference between the change-in-control severance amount (twice the average annual base salary and short-term bonus) versus severance payable for employment termination in other contexts (twice the average annual base salary) would also be payable to Mr. Hecker if his employment terminates involuntarily without cause or if he terminates for any reason within 12 months before an agreement for a change in control is entered into. The change-in-control severance is payable on the later of the date his employment terminated, the effective date of the change in control, or the first day of the seventh month after the month in which his employment was terminated.
     The employment agreement also provides for a tax gross-up benefit if the aggregate benefits payable to Mr. Hecker after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. In general terms, IRC section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control. Correspondingly, section 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. Payments made to an executive as the result of a change in control are excess parachute payments if they equal or exceed the executive’s base amount multiplied by three. If the payments equal or exceed that threshold, the 20% excise tax is imposed on payments exceeding the executive’s base amount, and the employer’s compensation deduction is forfeited on those same dollars. The executive’s base amount is his five-year average taxable compensation. The additional tax gross-up benefit payable to Mr. Hecker would compensate him for federal excise taxes imposed as well as for federal and state income taxes imposed on the gross-up benefit itself, but the tax gross-up benefit would not be a deductible payment to Intermountain or Panhandle State Bank. For purposes of the calculation under sections 280G and 4999 of benefits payable after a change in control, the total benefits include severance payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as stock option plans and salary continuation agreements, and other benefits whose payment or vesting accelerates because of the change in control. Taking into account Mr. Hecker’s potential change-in-control severance benefit under the employment agreement and the benefit payable under his Salary Continuation Agreement, Intermountain considers it possible that a portion of the benefits payable to Mr. Hecker after a change in control may constitute excess parachute payments, and therefore that a tax gross-up benefit could be payable to him. However, the precise amount of the excise tax gross-up benefit depends on the price paid by the acquiring company, the date when the change in control occurs, the executive’s five-year average taxable compensation at that time, applicable federal and state tax rates, and other factors, including the discount rate employed at the time to determine the present value of accelerated benefits and the number of months remaining until the executive attains his normal retirement age.
     Mr. Hecker’s employment agreement provides that he is entitled to reimbursement of up to $500,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Hecker prevails in such dispute.
     Lastly, the employment agreement prohibits Mr. Hecker from competing with Intermountain or Panhandle State Bank as a director, officer, shareholder, or otherwise during the term of his employment and for two years after termination of his employment. The prohibition against competition terminates immediately after a change in control occurs.
     The table below shows the maximum amounts that could be paid to Mr. Hecker under his agreement, without giving effect to forthcoming guidance and regulations related to the recent legislation restricting executive compensation of TARP participants and (i) is based on the executive’s salary at December 31, 2008; and (ii) assumes that a triggering event occurred on December 31, 2008. As indicated below, pending implementing regulations, the effects of recent legislation are unclear on amounts payable under the applicable agreements.

	Termination/Change in Control		Termination /Change in Control Payments
	Payments Under		Under Salary Continuation Agreement
	Employment Agreement		and Split Dollar Agreement
		Involuntary
		Termination
	Voluntary or	(without cause)			Voluntary or
	Involuntary	or constructive		Termination Due	Involuntary
	Termination	termination	Payment Due to	to Disability Prior	Termination
	(without cause)	in connection	Death Prior to	to	(without cause)
	(1)	with a CIC (2)	Age 60 (3)	Age 60 (4)	Due to CIC (5)

Base salary	$424,320	$424,320	$1,110,000	$54,400	$492,708
Short-term bonus	0	166,400	0	0	0
Fair market values of accelerated equity vesting(6)	0	39,926	0	0	39,926
Total	$424,320	$630,646	$1,110,000	$54,400	$532,634
Total allowed under TARP	(7)	(7)	(7)	(7)	(7)

(1)	Represents two times Mr. Hecker’s average base salary, payable in a lump sum payment.

(2)	Represents two times Mr. Hecker’s average base salary and short-term bonus over the two years preceding termination, payable in a lump sum payment.

(3)	Represents amount payable to Mr. Hecker’s beneficiaries under the Split Dollar Agreement in the event Mr. Hecker dies while still employed by the Company, payable in a lump sum payment.

(4)	Represents the amount payable each year for a 10-year period based on the accrual balance at December 31, 2008.

(5)	Represents the amount payable based on the accrual balance at December 31, 2008, payable in a lump sum payment.

(6)	For the purposes of this table, the fair market value of the accelerated vesting of equity awards is determined as being the difference between the December 31, 2008 closing price of our common stock and the exercise price of the accelerated equity awards. It is possible that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.

(7)	Under the TARP Capital Purchase Program, restrictions on payments made to the Named Executive Officers upon termination are governed by the terms of EESA, as recently amended by ARRA. Until such time as Treasury issues implementing regulations governing EESA, it is not possible to quantify how such restrictions will affect the payments made under these respective agreements.

Jerry Smith Employment Agreement
     Mr. Smith serves as the Executive Vice President of Intermountain and President of Panhandle State Bank under an employment agreement that was amended and restated effective January 1, 2008 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Code. The terms of Mr. Smith’s agreement are essentially identical to those of Mr. Hecker’s employment agreement. The term of Mr. Smith’s employment agreement will automatically renew for a new three-year term on January 1, 2011, unless earlier canceled by the Board. The Compensation Committee set Mr. Smith’s annual salary for 2008 at $182,640. The agreement promises severance benefits and change-in-control severance benefits on the same terms and calculated in the same manner as Mr. Hecker’s, a potential excise tax gross-up in connection with a change in control, and reimbursement of up to $500,000 of legal fees if the employment agreement is challenged after a change in control. Mr. Smith’s employment agreement includes a prohibition against competition identical to the prohibition in Mr. Hecker’s agreement, but like Mr. Hecker’s agreement the prohibition against competition would not apply after a change in control occurs.
     The table below shows the maximum amounts that could be paid to Mr. Smith under his agreement, without giving effect to forthcoming guidance and regulations related to the recent legislation restricting executive compensation of TARP participants and (i) is based on the executive’s salary at December 31, 2008; and (ii) assumes that a triggering event occurred on December 31, 2008. As indicated below, pending implementing regulations, the effects of recent legislation are unclear on amounts payable under the applicable agreements.

	Termination /Change in Control		Termination/Change in Control
	Payments Under		Payments Under Salary
	Employment Agreement		Continuation Agreement and Split Dollar Agreement
		Involuntary
		Termination
	Voluntary or	(without cause)			Voluntary or
	Involuntary	or constructive		Termination Due	Involuntary
	Termination	termination	Payment Due to	to Disability	Termination
	(without cause)	in connection	Death Prior to	Prior to	(without cause)
	(1)	with a CIC(2)	Age 60 (3)	Age 60 (4)	Due to CIC (5)

Base salary	$358,255	$358,255	$834,000	$51,783	$485,345
Short-term bonus	0	148,821	0	0	0
Fair market values of accelerated equity vesting (6)	0	31,658	0	0	31,658
Total	$358,255	$532,734	$834,000	$51,783	$517,003
Total allowed under TARP	(7)	(7)	(7)	(7)	(7)

(1)	Represents two times Mr. Smith’s average base salary, payable in a lump sum payment.

(2)	Represents two times Mr. Smith’s average base salary and short-term bonus over the two years preceding termination, payable in a lump sum payment.

(3)	Represents amount payable to Mr. Smith’s beneficiaries under the Split Dollar Agreement in the event Mr. Smith dies while still employed by the Company, payable in a lump sum payment.

(4)	Represents the amount payable each year for a 10-year period based on the accrual balance at December 31, 2008.

(5)	Represents the amount payable based on the accrual balance at December 31, 2008, payable in a lump sum.

(6)	For the purposes of this table, the fair market value of the accelerated vesting of equity awards is determined as being the difference between the December 31, 2008 closing price of our common stock and the exercise price of the accelerated equity awards. It is possible that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.

(7)	Under the TARP Capital Purchase Program, restrictions on payments made to the Named Executive Officers upon termination are governed by the terms of EESA, as recently amended by ARRA. Until such time as Treasury issues implementing regulations governing EESA, it is not possible to quantify how such restrictions will affect the payments made under these respective agreements.

Executive Severance Agreements for Douglas Wright and John Nagel
     The Executive Severance Agreements with Messrs. Wright and Nagel, respectively, amended and restated effective January 1, 2008 (as to Mr. Wright’s agreement) and December 27, 2007 (as to Mr. Nagel’s agreement) to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Code, provide that each of Messrs. Wright and Nagel is entitled to severance if his employment terminates involuntarily (i) other than for cause, disability, retirement or death within 24 months after a change in control, (ii) within the period between the date of entering into a definitive agreement and the effective date of the change in control, or (iii) within 12 months before an agreement for a change in control is entered into, or if he terminates for good reason (as defined in the agreement). The severance payment would be an amount equal to twice the sum of his average annual base salary and short-term bonus over the two preceding years, payable on the later of the date employment is terminated, the effective date of the change in control, or the first day of the seventh month after the month employment is terminated.
     Mr. Wright’s Executive Severance Agreement further provides for a tax gross-up benefit if the aggregate benefits payable to Mr. Wright after a change in control are subject to excise taxes under sections 280G and 4999 of the Code, payable under the same terms as described for Mr. Hecker and Mr. Smith. Mr. Wright’s agreement also provides that he is entitled to reimbursement of up to $300,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Wright prevails in such dispute.
     Under Mr. Nagel’s Executive Severance Agreement, his severance benefit will be reduced as necessary to avoid application of sections 280G and 4999 of the Code. Mr. Nagel’s agreement also provides that he is entitled to reimbursement of up to $250,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Nagel prevails in such dispute.
     The table below shows the maximum amounts that could be paid to Messrs. Wright and Nagel under their respective agreements, without giving effect to forthcoming guidance and regulations related to the recent legislation restricting executive compensation of TARP participants and (i) is based on the executives’ salary at December 31, 2008; and (ii) assumes that a triggering event occurred on December 31, 2008. As indicated below, pending implementing regulations, the effects of recent legislation are unclear on amounts payable under the applicable agreements.

	Termination in Connection with Change in Control
	(other than for cause, death, disability or retirement)				Total
		Short-Term		Total	Allowed
	Salary	Bonus	Equity Awards	Payments to	Under
Name	($)	($)	($)	Executive(1)	TARP
Douglas Wright	$340,799	$132,557	$30,382	$503,738	(2)
John Nagel	286,840	109,674	25,643	422,157	(2)

(1)	Represents two times the average base pay and short term bonus over the two years preceding termination, payable in a lump sum payment.

(2)	Under the TARP Capital Purchase Program, restrictions on payments made to the Named Executive Officers upon termination are governed by the terms of EESA, as recently amended by ARRA. Until such time as Treasury issues implementing regulations governing EESA, it is not possible to quantify how such restrictions will affect the payments made under these respective agreements.
Executive Severance and Retention Bonus Agreements for Pamela Rasmussen
     On March 14, 2007, Intermountain entered into an Executive Severance Agreement with Ms. Rasmussen, which was subsequently amended and restated effective December 28, 2007 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Code. The terms of this agreement are substantially identical in nature to the Executive Severance Agreement with Mr. Nagel, including a provision for reimbursement of up to $250,000 of legal fees in certain circumstances.
     In August 2005, as amended September 2006, the Company has also entered into a Retention Bonus Agreement with Ms. Rasmussen that provides for a bonus in the amount of $56,850, payable in five equal annual installments, beginning on August 15, 2005, and the remaining installments paid on each of the next four anniversary dates of the first payment date, provided in each case that Ms. Rasmussen is employed with the Company on the date the portion of the bonus is due and payable. However, in the event of a change in control, or if Ms. Rasmussen is terminated without cause, or because of death or permanent disability, Ms. Rasmussen, or her estate in the event of death, will be entitled to continue to receive the annual bonus payments.
     On March 14, 2007, the Company entered into a Stock Purchase Bonus Agreement with Ms. Rasmussen. Under the terms of this agreement, Ms. Rasmussen would be reimbursed up to $200,000 payable over a ten year period, provided Ms. Rasmussen acquired shares of Intermountain common stock prior to November 30, 2007. This agreement was subsequently amended and restated to decrease the required total investment in Intermountain common stock to $100,000. The bonus payable under this agreement remains at $200,000, with the additional $100,000 not used to reimburse stock purchases intended to be a supplemental bonus.
     The table below shows the maximum amounts that could be paid to Ms. Rasmussen under the agreements described above, without giving effect to forthcoming guidance and regulations related to the recent legislation restricting executive compensation of TARP participants and (i) is based on the executive’s salary at December 31, 2008; and (ii) assumes that a triggering event occurred on December 31, 2008. As indicated below, pending implementing regulations, the effects of recent legislation are unclear on amounts payable under the applicable agreements.

	Termination in Connection with Change in Control			Total	Total
	(other than for cause, death, disability or retirement)			Payments to	Allowed
	Salary	Short-Term Bonus	Equity Awards	Executive	Under
Name	($)	($)	($)	(1)	TARP
Pamela Rasmussen	$292,356	$144,631	$28,926	$465,913	(2)

(1)	Represents the two times average base salary and short term bonus and retention bonus over the two years preceding termination, payable in a lump sum payment.

(2)	Under the TARP Capital Purchase Program, restrictions on payments made to the Named Executive Officers upon termination are governed by the terms of EESA, as recently amended by ARRA. Until such time as Treasury issues implementing regulations governing EESA, it is not possible to quantify how such restrictions will affect the payments made under these respective agreements.
TARP — Restrictions on Compensation and Tax Deduction
     As noted above, Intermountain participated in and received from the Treasury $27,000,000 under the TARP Capital Purchase Program in exchange for shares of Intermountain preferred stock. Under the TARP Capital Purchase Program, so long as the preferred stock the Company issued and sold to Treasury under the TARP Capital Purchase Plan continues to be held by the federal government, compensation payable to Intermountain’s top five executive officers upon termination and the tax deduction available to the Company for compensation paid to certain executives will be limited. The requirements will no longer apply if the Treasury continues to hold only the warrant and not the preferred stock. The Board was aware of certain requirements when deciding to participate in the TARP Capital Purchase Program, and to assure compliance, entered into an agreement with each Named Executive Officer prospectively agreeing to modify their employment and compensation arrangements as necessary to comply with these applicable regulations. In addition, recently enacted legislation seems to prohibit paying severance to any of the top five executive officers of Intermountain, subject to pending regulations. Further, the tax deduction previously available to the

Company for compensation paid to covered executives has been reduced from $1 million to $500,000, and the exception for “performance-based” compensation (which previously was excluded from the calculation of the limit on deductible compensation) will no longer apply.
Employee Benefit Plans
     401(k) Savings Plan. Intermountain and Panhandle State Bank have a 401(k) Savings Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 18 years of age and have six months of service with Intermountain or Panhandle State Bank to be eligible for the 401(k) Plan (“Effective Date”). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the direction of the Board of Directors, Intermountain may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made by the employee are 100% vested immediately upon the participant’s Effective Date. Contributions made by the employer vest 50% in year one and 100% in year two.
     A committee of Panhandle State Bank acts as the Plan Administrator of the 401(k) Plan. The general investment options are determined by the Plan’s Administrative Committee.
PROPOSAL NO. 2 — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
     On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 into law. The ARRA includes a provision, commonly referred to as “Say-on-Pay,” that amends existing law and requires a TARP recipient to “permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the [SEC] (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material)” at its annual meeting of shareholders. As noted previously in this proxy statement, the Company is a TARP recipient because of its participation in the Treasury’s Capital Purchase Program, pursuant to which the Company issued preferred stock and a warrant to purchase common stock to the Treasury.
     Therefore, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:
“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement.”
     As provided in the ARRA, the vote is not binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors, nor creating or implying any additional fiduciary duty by the Board of Directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.
     We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation
     The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR of a majority of the shares present and entitled to vote.
     The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following tables set forth information as of February 15, 2009, regarding the shares of Intermountain common stock beneficially owned by (i) each person (other than executive officers or directors whose stock ownership is listed below), known by Intermountain to own beneficially more than 5% of Intermountain’s common stock, (ii) each director of Intermountain, (iii) the Named Executive Officers, and (iv) all directors and executive officers of Intermountain as a group.
     We have determined beneficial ownership in accordance with the rules of the SEC. Except as noted below, to our knowledge, each holder has sole voting and investment power with respect to shares of Intermountain common stock listed as owned by such person or entity. The number of shares beneficially owned is based on the shares of our common stock outstanding on February 15, 2009. Share figures in the table below have been adjusted for all stock splits and stock dividends to date. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of February 15, 2009 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Principal Shareholders (5% Owners Exclusive of Directors and Officers)

	Number of Shares of	Percentage of
	Common Stock	Outstanding Common
Name and Address of Beneficial Owner	Owned	Stock

Wray D. Farmin 11815 Waikiki Rd Spokane, WA 99218	454,321 (1)	5.4%

James Fenton Company, Inc. P. O. Box 505 Dover, ID 83825	456,649 (2)	5.4%

(1)	The shares beneficially owned by Mr. Farmin are owned by the Farmin Family LLP, of which Mr. Farmin is the general partner and has sole voting and dispositive power.

(2)	The number of shares beneficially owned include 15,524 shares held in trust for the minor children of Julie Meyer, President of James Fenton Company Inc.; 1,089 shares held by Ms. Meyer and her spouse; and 12,640 shares held in trust for the minor children of Susan Kubiak, Vice President of James Fenton Company, Inc.

Directors and Named Executive Officers

	Number of Shares of		Percentage of
	Common Stock		Outstanding
Name and Position	Owned(1)(2)		Common Stock

Directors
John B. Parker, Chairman	114,875	(3)	1.4%
James T. Diehl, Vice Chairman	209,197	(4)	2.5%
Curt Hecker, Director, President and CEO of the Company and CEO of the Bank	202,587	(5)	2.4%
Charles L. Bauer, Director	196,569	(6)	2.3%
Ford Elsaesser, Director	104,429	(7)	1.2%
Ronald Jones, Director	29,340	(8)	*
Maggie Y. Lyons, Director	32,231	(9)	*
Jim Patrick, Director	43,721	(10)	*
Michael J. Romine, Director	511,212	(11)	6.0%
Jerry Smith, Director, Executive Vice President of the Company and President of the Bank	149,259	(12)	1.8%
Barbara Strickfaden, Director	8,936	(13)	*

(1)	Includes shares subject to options that could be exercised within 60 days or April 16, 2009 as follows: 363 shares each for Mr. Parker and Ms. Lyons; 726 shares for each of Messrs. Diehl, Elsaesser, and Romine; 16,792 shares for Mr. Hecker; 16,583 shares for Mr. Smith; 6,353 shares for Ms. Strickfaden; 5,082 shares each for Messrs. Jones and Patrick; and 182 shares for Mr. Bauer.

(2)	Includes shares of restricted stock subject to vesting requirements as follows: 523 shares held by Messrs. Parker, Diehl, Bauer, Elsaesser, Romine and Ms. Lyons and Ms. Strickfaden; 442 shares held by Messrs. Jones and Patrick; 9,074 shares held by Mr. Hecker; and 7,195 shares held by Mr. Smith.

(3)	Includes 54,780 shares held in the Parker Family LLC of which Mr. Parker is co-manager with his spouse; 3,000 shares held in an IRA for Mr. Parker; and 41,123 shares held jointly with spouse.

(4)	Includes 9,695 shares held jointly with spouse; 78 shares held by spouse; 283 shares held in an IRA for spouse; 314 shares held in an IRA for the benefit of Mr. Diehl; 7,168 shares held in a trust for Erick Joseph Diehl and 7,168 shares held in a trust for Jess Isaac Diehl, both trusts of which Mr. Diehl is a co-conservator; and 170,459 shares held in the Diehl Family LLC of which Mr. Diehl is a managing member.

(5)	Includes 158,827 shares held in the Hecker Family Trust; 17,182 shares held in an IRA account for the benefit of Mr. Hecker; 356 shares held in a custodial account for son; and 356 shares held jointly with son.

(6)	Includes 96,274 shares held in the Bauer Family Trust; 53,169 shares held in IRA accounts for the benefit of Mr. Bauer; and 46,421 shares held in IRA accounts for the benefit of Mr. Bauer’s spouse.

(7)	Includes 2,195 shares held jointly with spouse; 2,944 shares held by Mr. Elsaesser’s minor children and daughter; 75,975 shares held in a pension fund trust for the benefit of Mr. Elsaesser; and shares held in pension fund trusts of which Mr. Elsaesser is trustee as follows: 6,055 shares for Joseph Jarzabek; 1,291 shares for Donna La Rue; 356 shares for Lois LaPointe; 77 shares for Sherylee Foster; 401 shares for Deborah Hillen; and 81 shares for the benefit of Darla Kuhman.

(8)	Includes 3,375 shares held jointly with spouse; 7,242 shares held in an IRA account for the benefit of Mr. Jones’ spouse; and 8,860 shares held in an IRA account for the benefit of Mr. Jones.

(9)	Includes 5,720 shares held jointly with spouse and 1,280 shares held in a profit sharing plan for the benefit of Ms. Lyons’ spouse.

(10)	Includes 28,214 shares held jointly with spouse; 280 shares held by spouse; 220 shares held in an IRA account for the benefit of Mr. Patrick’s spouse; and 9,363 shares held in IRA accounts for the benefit of Mr. Patrick.

(11)	Includes 1,179 shares held in the Romine Educational Trust; 5,461 shares held by Mr. Romine’s spouse; and 503,203 shares held in the Romine Family LLC.

(12)	Includes 108,083 shares held in the Smith Family Trust; and 17,398 shares held in IRA accounts for the benefit of Mr. Smith.

(13)	Includes 1,815 shares held in an IRA account for Ms. Strickfaden.

Officers
     In addition to their stock ownership, the following table includes information with respect to the five year employment history of the executives listed below.

		Number and Percentage of
Name and Age	Position/Employment History	Outstanding Common Stock(1)(2)(3)

John Nagel, 58	EVP & Chief Credit Officer of Bank (4)	64,204	*
Douglas Wright, 44	EVP & Chief Financial Officer(5)	87,481	1.0%
Pamela Rasmussen, 48	EVP & Chief Operating Officer(6)	21,004	*
Dale Schuman, 50	SVP, Trust and Wealth Management(7)	26,848	*
Officers & Directors as a Group (15 individuals)		1,801,893	21.4%

(1)	Includes shares subject to options exercisable within 60 days or April 16, 2009 as follows: Mr. Nagel 43,613 shares; Ms. Rasmussen 726 shares; Mr. Wright 54,282 shares; and 154,599 shares held by officers and directors as a group.

(2)	Includes shares of restricted stock subject to forfeiture as follows: Mr. Nagel 5,828 shares; Ms. Rasmussen 6,574 shares; Mr. Wright 6,905 shares; and Mr. Schuman 15,368 shares.

(3)	Includes 1,298 shares that Mr. Wright holds jointly with his spouse; 13,704 shares held by Ms. Rasmussen in the Rasmussen Family Trust; and 11,480 shares held jointly by Mr. Shuman and his spouse.
Background of Executive officers
     John Nagel joined the Company in 2001. Prior to that time Mr. Nagel served as Credit Approval Officer at Washington Trust Bank from December 1999 to May 2001.
     Douglas Wright joined the Company in 2002. Prior to that time Mr. Wright served as Senior Vice President and Production Manager at Sterling Savings Bank from June 1996 to May 2002.
     Pamela Rasmussen joined the Company in 2004 as Senior Vice President and Chief Operating Officer. In 2006, Ms. Rasmussen was promoted to Executive Vice President and Chief Operating Officer. Prior to joining the Company, Ms. Rasmussen was the Vice President of Operations and Cashier at Stockman Financial Corporation from March 2000 to April 2002, and the Operations Officer and Chief Financial Officer of Snake River Bancorp, Inc. (the former holding company of Magic Valley Bank) from April 2002 to November 2004.
     Dale Schuman joined the Company in 2006 as Senior Vice President and General Manager of the Trust and Wealth Management division. Mr. Schuman is an attorney and prior to joining the Company, he practiced commercial, mergers and acquisitions, trust and probate law from 1986 to 1999, and worked as an executive manager for an investment management institution from 1999 to 2005.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Transactions between Intermountain or its affiliates and related persons (including directors and executive officers of Intermountain and Panhandle State Bank, or their immediate families) must be approved by the Audit Committee of the Board. A transaction between a “related person” shall be consummated only if the Audit Committee approves or ratifies such transaction in accordance with the procedures established by the Board in accordance with its lending and Corporate Governance Policy, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
     Intermountain and Panhandle State Bank have had, and expect to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collectibility or present other unfavorable features.
PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed BDO Seidman, LLP (“BDO”) to serve as the independent registered public accounting firm for Intermountain and its subsidiaries for the year ending December 31, 2009, and any interim periods, subject to ratification by our shareholders at the annual meeting. BDO has advised Intermountain that it will have in attendance at the annual meeting one or more representatives who will be available to respond to appropriate questions presented at the annual meeting. Such representatives will have an opportunity to make a statement at the annual meeting if they desire to do so. If the required number of votes does not ratify the appointment of BDO, the Audit Committee will take that into account for future selection of independent registered public accountants.
Vote Required and Board Recommendation
     The proposal for the shareholders to ratify the selection of BDO as our independent registered public accounting firm requires the affirmative vote FOR of a majority of the shares present and entitled to vote.
     The Board of Directors unanimously recommends that Shareholders vote “FOR” the proposal to ratify the appointment of BDO as the independent auditors for Intermountain for 2009.
COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS
     Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.
     Based solely on our review of the copies of the filings which we received for the fiscal year ended December 31, 2008, or written representations from certain reporting persons, we believe that the reporting persons made all filings required by Section 16(a) on a timely basis, except for the following individuals: each of Messrs. Hecker, Nagel and Parker and Ms. Rasmussen had one transaction not timely reported on a Form 4.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     BDO Seidman, LLP, independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiary Panhandle State Bank, for the year ended December 31, 2008. In addition, the effectiveness of Intermountain’s internal control over financial reporting as of December 31, 2008 has been audited to by BDO Seidman, LLP.
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The following table sets forth the aggregate fees charged to Intermountain by BDO, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2008 and 2007 fiscal years and for other services rendered during the 2008 and 2007 fiscal years.

Fee Category	Fiscal 2008	% of Total	Fiscal 2007	% of Total

Audit Fees	$394,050	90%	$360,324	86%
Audit-Related Fees	29,000	7%	18,313	4
Tax Fees	14,675	3%	39,165	10
All Other Fees	0	0	0	0

Total Fees	$437,725	100%	$417,802	100%

     Audit Fees. Consists of fees billed to Intermountain for professional services rendered by BDO in connection with the audit of our financial statements and review of financial statements included in Intermountain’s Form 10-Qs and 10-Ks, fees for services performed in relation to compliance with Sarbanes Oxley Rule 404, or services by BDO in connection with statutory or regulatory filings or engagements.
     Audit-Related Fees. Consists of fees relating to the audit of the employee benefit plan.
     Tax Fees. Consists of fees related to the preparation of Intermountain’s consolidated federal and state tax returns and tax consulting services.
     All Other Fees. We did not incur any other fees during 2008 or 2007.
     In considering the nature of the services provided by BDO, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to its chairman or one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.
OTHER BUSINESS
     The Board knows of no other matters to be brought before the shareholders at the annual meeting. If other matters are properly presented for a vote at the annual meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
     In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s annual meeting, the written proposal must be received by us no later than November 20, 2009 and should contain such information as required under our Bylaws. Such proposals should be directed to our Corporate Secretary, at P. O. Box 967, Sandpoint, Idaho 83864, and must comply with the SEC’s regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after February 3, 2010, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations
     Our Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in our proxy statement for next year’s annual meeting, we must receive a recommendation no later than November 20, 2009. In addition, the notice of recommendation must meet all other requirements contained in our Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Intermountain stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Intermountain you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in our Bylaws.
Copy of Bylaw Provisions
     You may contact our Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2008, including financial statements. Written requests for the Form 10-K should be addressed to Susan Pleasant, Asst. Vice President, Shareholder Relations, P. O. Box 967, Sandpoint, Idaho 83864.

INTERMOUNTAIN COMMUNITY BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
APRIL 29, 2009
The shareholder(s) hereby appoint John B. Parker, James T. Diehl and Charles L. Bauer, or either of them, as proxies, with full power to act alone, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Intermountain Community Bancorp that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held to be held at 10:00 am Pacific Time on April 29, 2009, at the Sandpoint Center, 414 Church Street, Sandpoint, Idaho, and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER (S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

INTERMOUNTAIN COMMUNITY BANCORP
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by INTERMOUNTAIN COMMUNITY BANCORP in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to INTERMOUNTAIN COMMUNITY BANCORP, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERMOUNTAIN COMMUNITY BANCORP
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 and 3.
Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS Nominees: 01) Ford Elsaesser 02) Curt Hecker 03) Michael J. Romine 04) Jerry Smith	☐	☐	☐

Vote on Proposal		For	Against	Abstain

2.	Advisory (Non-binding) Vote on Executive Compensation	☐	☐	☐

3.	Ratify the appointment of BDO Seidman, LLP as the independent registered public accountants for Intermountain for 2009.	☐	☐	☐

4.	In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date